EXHIBIT 10.11

* Portions  of this  document  have
been  omitted  and are subject to a
request for confidential  treatment
with the  Securities  and  Exchange
Commission.


                                   LICENSING &
                              TECHNOLOGY TRANSFER
                                   AGREEMENT









BIONOVO INC.
UNITED BIOTECH CORPORATION

                                NOVEMBER 6, 2003

                         LICENSING & TECHNOLOGY TRANSFER
                                   AGREEMENT


     THIS AGREEMENT (this "Agreement") is entered into as of the 6th day of November, 2003 (the "Effective Date"), between:

     BIONOVO INC., U.S.A. ("Bionovo"), located at 2320 Woolsey St. Suite 100, Berkeley, CA 94705, U.S.A., and

     UNITED BIOTECH CORPORATION. ("UBC"), a member of Maywufa Enterprise Group, located at Fl.5-2, No. 167 Fu Hsin North Road, Taipei 105, Taiwan, R.O.C. (Bionovo and UBC are referred to individually as a "Party" and collectively as the "Parties".)

WHEREAS

     A. Bionovo possesses technology and know-how referred to as MF101 (FDA IND#58267) for the indication of hot flashes and other symptoms of the climacteric, osteoporosis, breast cancer prevention, prevention of cardiovascular disease and osteoarthritis in women with menopause and BZL101 (or FDA IND#59521) for the indication of breast cancer and all other solid tumors, as described in more detail on Exhibit A (the "Technology");

     B.   UBC desires to license the Technology in Territory; and

     C. Bionovo is willing to grant UBC an exclusive, non-transferable license unless the transfer is made to a member of Maywufa Enterprise Group, license of the Technology if the Technology is developed in the manner and on the time table specified in this Agreement.


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

     NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

     ARTICLE 1  DEFINITIONS

     1.1 "Territory" means Taiwan with the opportunity to license for Asian countries (including South Korea, People's Republic of China, Indonesia, Thailand, Malaysia, Singapore, Vietnam, and Philippines) exclusive of Japan.

     ARTICLE 2  LICENSE

          2.1 Bionovo hereby grants to UBC the exclusive, non-transferable, unless the transfer is made to a member of Maywufa Enterprise Group, Licensing Rights with respect to both MF101 for the indication of hot flash with menopause and BZL101 for the indication of breast cancer in the Territory.

          2.2 Bionovo warrants that, except for this Agreement, it has not entered into any agreement transferring any rights in the Technology in the Territory.

     ARTICLE 3  INDs; CLINICAL TRIALS; SUPPLY

          3.1 Bionovo will provide detailed information to UBC regarding the Technology as reasonably necessary to allow UBC to fulfill its obligations under this Agreement.

          3.2 Bionovo using the license fee, paid by UBC (as detailed in 4.1 of this agreement), will file for intellectual property protection ("patent application") at any relevant jurisdiction.

          3.3 During the development phase of this Agreement, Bionovo will supply MF101 and BZL101 for oral administration (either of them, individually, a "Pharmaceutical", and collectively, the "Pharmaceuticals") to UBC at cost, at UBC's expense, as necessary to allow UBC to fulfill its obligation under this Agreement. Before the development phase is completed, the Parties will enter into a mutually agreeable supply agreement for the Pharmaceuticals, which the Parties will negotiate in good faith. Bionovo assures UBC that the supply of Pharmaceuticals will be at least equal to those offered by Bionovo to any of its customers. Bionovo shall provide verifiable cost information to UBC.

          3.4 At UBC's expense, within 120 calendar days after the Effective Date, UBC



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

               with the help of Bionovo will apply to the Taiwan DOH for an investigational new drug license ("IND") for a phase II trial (the "Phase II Trial") for MF101 for the indication of hot flashes in peri-menopausal and menopausal women and an IND for a Phase I trial (the "Phase I Trial") for BZL101 for the indication of the treatment of advanced measurable breast cancer (collectively, the Phase I Trial and the Phase II Trial are referred to as the "Trials"). The IND's will be filed under the UBC's sponsorship.

          3.5 Within 30 calendar days after the Effective Date, the Parties will mutually agree of the principal investigators for the Trials.

          3.6 UBC will execute the Trials, at its expense, according to Bionovo's protocols as approved by the in Taiwan. Bionovo will act as an independent auditor of the Trials and will supervise the on going data collection.

          3.7 Bionovo is responsible for conducting independent quality assurance studies of the Pharmaceuticals to ensure compliance with US and Taiwan FDA pharmaceutical GMP guidelines. Those quality assurance studies will include: (i) microbiological panels, (ii) heavy metals, (iii) silica gels of primers and active fractions, (iv) HPLC/ MS and NMR analysis, and (v) bio analytical assays of activity.

          3.8 UBC will begin to execute each of the Trials, at its expense, no later than 90 days after Taiwan DOH approval of the IND for the respective Trial. UBC will ensure that the principal investigator and the clinical investigators, inform Bionovo of any grade III or IV toxicity as defined by the US NCI common toxicity criteria within 72 hours of any evidence of that toxicity. UBC will file all grade III and IV toxicities reports and all annual reports to the Taiwan DOH. After each of the Trials is complete, Bionovo will conduct an independent data analysis and upon UBC's request Bionovo will provide UBC with a final Phase report for the Taiwan DOH.

          3.9 After each of the Trials is complete, the Parties will discuss in good faith whether to continue to develop either or both of the Pharmaceuticals. If the Parties agree to continue with a Phase III trial for MF101 or a Phase II trial for BZL101, the Parties will have the same respective responsibilities (as described in this Article 3) for those trials as for the Trials.


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

          3.10 Before UBC executes any phase III trial for MF101 or BZL101, Bionovo, at UBC's expense, will conduct complete Chemistry, Manufacturing and Control ("CMC") and absorption, distribution, metabolism, elimination and toxicology ("ADMET") studies to satisfy the additional Taiwan DOH guidelines for Phase III-level drug-manufacturing protocols and a final New Drug Application ("NDA") process separate and different from any other regulatory authoritiy. Bionovo will provide all available CMC and ADMET data, at that time, at no additional expense to UBC.

          3.11 After Taiwan DOH approves [the results of the Phase III trial of] a Pharmaceutical, UBC will comply, at its expense, with any Taiwan DOH requirements necessary to permit the commercial marketing of that approved Pharmaceutical.



     ARTICLE 4  LICENSE FEE & ROYALTIES

          4.1 At the signing of this Agreement, the UBC Parties will pay Bionovo a one-time, non-refundable fee of [*] at the signing of this agreement. Bionovo acknowledges that it received [*] of that payment before signing this Agreement, in consideration of its ongoing negotiation with the UBC Parties.

          4.2 Upon the completion of the phase II trial, UBC will pay Bionovo an amount to be discussed at that time in US$ in order to complete the additional specific requirements for CMC by Taiwan DOH. The schedule for the payment of the amount US$ will be determined by a mutually agreed upon timeline. In the event Bionovo did not secure additional funding for the complete required CMC and ADMET, as required by US FDA, UBC will have the option to negotiate with Bionovo the independent completion the above mentioned CMC and ADMET work. The terms of exercising this option will be mutually agreed upon based on expense and scientific evaluation of the process by both parties.

          4.3 UBC will pay to Bionovo a royalty fee (the "Royalty Fee") in the amount of [*] of total monetary consideration received by UBC for

     --------
     * This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.



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

                Pharmaceuticals sold ("Net Sales"). However, if no patent(s) is granted in the territory to one of the Pharmaceuticals, the Royalty Fee for the said Pharmaceutical shall be [*] after five years from the time the product was launched.

          4.4 Bionovo and its representatives (including auditors) will have the right to examine UBC's books and record at any reasonable time on reasonable notice for the purpose of verifying Net Sales. All expenses arising from the examination of UBC's accounts will be borne by Bionovo. However, if Net Sales reported to Bionovo are more than [*] less than Net Sales determined by independent auditors engaged by Bionovo, UBC will pay 100% of the expenses of the examination of UBC' accounts. All information and documents examined will be kept strictly confidential.

          4.5 UBC will pay the Royalty Fee to Bionovo quarterly, within [45 calendar] days after the end of each calendar quarter.

          4.6 All payments and transfers made by UBC to Bionovo will be subject to the relevant withholding taxes prescribed by R.O.C. law.

          4.7 UBC will pay pursuant to Article 3, within 30 calendar days of the date of any reimbursement request, Bionovo's expenses related to (i) quarterly site visit of each of the clinical trials, (ii) semi annual investigator's meeting for each of the clinical trials (iii) quarterly data review, (iv) any additional quality assurance work for the drugs in trial, (v) protocol review and amendments of conferences, (vi) future trial design,
                (vii) any Taiwan DOH correspondence that requires Bionovo to conference with at least two senior scientists for more than two hours, (viii) end of data analysis. The fee schedule will be [*]/ day or [*]/ hour for senior personnel, [*]/day or [*]/ hour for junior personnel and [*]/ day or [*]/ hour for data manager. In addition UBC will pay all travel, accommodations and daily allowance. UBC will pay any additional up to [*] annually for the duration of the development. In the event additional expenses are accrued by Bionovo on UBC's behalf UBC and Bionovo will mutually agree to pay these expenses. The maximum total expenses anticipated to be paid by UBC to Bionovo amount to [*] annually, for the duration of the drugs development.

     --------
     * This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.


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

     ARTICLE 5  USE OF LICENSE AND TECHNOLOGY

          5.1 UBC guarantees that it will use the License Rights it obtains pursuant to this Agreement exclusively for the purposes contemplated in this Agreement, and will not compete with itself in the Territory with respect to MF101 and/or BZL101 through a related party.

          5.2 Bionovo and UBC will promptly inform each other of any improvements or new indication(s) to MF101 and/or BZL101, or technology relating to either of them (hereinafter the "Improvements") that they may develop or be aware of and make available for future use by each of the parties at no cost to any of the parties. UBC is authorized to use the License, any of their rights under this Agreement, or any of the Pharmaceuticals to develop and utilize any Improvements to MF101 and/or BZL101. Bionovo will own all Improvements, and UBC will promptly execute any agreements, assignments, or other documents necessary to transfer ownership of any Improvements.

          5.3 UBC will obtain and bear the cost of all regulatory licenses, authorizations, and consents required to fully utilize its Licensing Rights in the Territory.



     ARTICLE 6  OWNERSHIP OF PATENTS AND INTELLECTUAL PROPERTY RIGHTS

          6.1 As stated in article 4.1, Bionovo at its expense will file patents relating to the Technology in Taiwan no later than 2 months after the Effective Date. Bionovo will remain the owner of all patents, continuations, improvements, and all other intellectual property related to the Technology. Nothing in this Agreement will transfer any intellectual-property rights to UBC other than the License.

          6.2 If there is any infringement on the intellectual property rights regarding the Technology in the Territory by a third party, the Parties will use reasonable efforts to collaboratively enforce the patent protection received of MF101 and BZL101. If both Parties agree to take action to remedy the infringement, the Parties will agree on the allocation of the related expenses and compensation before taking any action. UBC may not initiate any



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

                enforcement proceeding without Bionovo's consent, which will not be unreasonably withheld.

          6.3 If there is any claim or action alleging that UBC' activities relating to the License are infringing upon the intellectual property rights of a third party, the Parties will use reasonable efforts to collaboratively defend the rights granted to UBC in the License. UBC will fund the defense of an infringement claim relating to the License.



     ARTICLE 7  CONFIDENTIALITY

          7.1 The Parties acknowledge and agree that, in performing this Agreement's terms, each Party might disclose to the other valuable proprietary information, including this Agreement's terms, unpublished patent applications and related information, know-how, technology, technical and non-technical data, including but not limited to research, products, services, development, inventions, processes, designs, specifications, photographs, samples of Pharmaceuticals or other items , documents, marketing information, or financial information (collectively, "Confidential Information"). The Parties will keep all Confidential Information confidential, will not disclose any Confidential Information to any third party, and will use Confidential Information only for the purposes specified in this Agreement. This article will survive termination of this Agreement.

          7.2 Section 7.1's confidentiality obligations will not apply to Confidential Information where it can be demonstrated and documented that: (i) the Confidential Information is or already has become, part of the public domain at the time of disclosure, except by breach of the provisions of this Agreement; (ii) the Confidential Information can be established by written evidence to have been already in the lawful possession of the receiving party, prior to the disclosure by the other party and was not acquired, directly or indirectly, from the disclosing party;
                (iii) the Confidential Information is received by either party from a third party without restrictions of disclosure or use, who has legitimate and lawful possession thereof and the unrestricted right to disclose such Confidential Information; or
                (iv) the Confidential Information is approved and authorized for release by the disclosing party in writing.


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


     ARTICLE 8  WARRANTIES & REPRESENTATIONS

          8.1   Bionovo warrants and represents as of the Effective Date:

               8.1.1 that it has been duly incorporated and is in good standing pursuant to the laws of its jurisdiction of incorporation, and it has the legal right and full power and authority to execute and deliver and to perform its obligations under this Agreement;

               8.1.2 that it either owns or otherwise has the right to deliver the Technology and supply MF101 and BZL101 to UBC and such delivery or supply does not infringe any contractual or intellectual property rights of any third party;

               8.1.3 that except for this Agreement, it has not entered into any agreement transferring any rights in the Technology in the Territory; and

               8.1.4 that it has obtained all licenses, authorizations and consents required for the proper carrying on of its business, including the delivery of the Pharmaceuticals, and all such licenses, authorizations and consents if any, are valid and subsisting and there are no existing circumstances that can be reasonably foreseen as likely to lead to their cancellation or suspension;

               8.1.5 that, to the best of Bionovo's knowledge, the delivery of the Technology transfer or supply of MF101 and BZL101 in accordance with the provisions of this agreement will not infringe, invalidate or otherwise contravene the terms of any of the licenses, authorizations, or consents referred to in Article 8.1.4 nor of any applicable U.S. statutes, laws, rules or all regulations; and

               8.1.6 that the information, materials, technical data, and know-how delivered to UBC is current, accurate, and complete for the purposes of this Agreement.

          8.2   UBC warrants and represents as of the Effective Date:

               8.2.1 that it has been duly incorporated and is in good standing pursuant to the laws of its jurisdiction of incorporation, and it has the legal right and full power and authority to execute and deliver and to perform its



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

                      obligations under this Agreement; and

               8.2.2 that it has obtained all licenses, authorizations and consents required for the proper carrying on of its business, including the receipt of the Pharmaceuticals and the execution of the Trials, if any, and all such licenses, authorizations and consents are valid and subsisting and there are no existing circumstances which can be reasonably be foreseen as likely to lead to their cancellation or suspension or to a violation of any applicable R.O.C. statute, law, rule or regulation.

          8.3 Bionovo and UBC will indemnify and hold harmless the other party from and against all loss, damage, and expense, including but not limited to legal fees, arising out of or in connection with any claims or proceedings resulting from a breach of their respective warranties and representations contained in this Agreement, and will provide all reasonable assistance requested by the other Party in response to said claims or proceedings.



     ARTICLE 9  TERM & TERMINATION

          9.1 This Agreement's term (the "Term") will begin on the Effective Date and will continue in force for 10 years, automatically renewing for successive periods of 3 years, unless either party gives the other party 12 months written notice of its intention not to renew.

          9.2 Either Party has the right to terminate this Agreement if the applications for the necessary Taiwanese government approvals for the sale of either Pharmaceutical are rejected.

          9.3 Either Party has the right to terminate this Agreement if the other Party is in material breach of any obligation, warranty, or representation under this Agreement by giving 60 calendar days written notice of its election to terminate, stating the nature of the default claimed. The defaulting Party has the right, during the 60-day period, to correct the default and if that default is so corrected, this Agreement will continue in full force and effect as if that notice had not been given. If the default is not corrected within that sixty-day period, the Party that provided notice of the default has the right to terminate this Agreement immediately upon notice to the defaulting Party.


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

          9.4 Either Party has the right to terminate this Agreement immediately and without notice if: (i) an order is made for the winding-up of the other Party; (ii) an effective resolution is passed for the winding-up of a Party, other than that Party's voluntary winding-up solely for the purposes of amalgamation or reorganization; or (iii) an administrative receiver or receiver is appointed over the whole or substantially all of the other Party's assets.



     ARTICLE 10  EFFECT OF TERMINATION

          10.1 This Agreement's termination or expiration will not affect any rights that have accrued to a Party during the Term.

          10.2  This Article 10 will survive this Agreement's termination.



     ARTICLE 11  DISPUTE RESOLUTION & GOVERNING JURISDICTION

          11.1 This Agreement is governed by and will be interpreted in accordance with California law, and the parties irrevocably agree that the state and federal courts of California will have jurisdiction to enforce any award of the arbitral tribunal described in Section 11.2.

          11.2 The Parties will resolve any dispute, controversy, or claim related to this Agreement or the transactions contemplated by this Agreement (a "DISPUTE") using the procedures set forth in this Article 11, as the sole and exclusive remedy in lieu of any other available remedies.

          11.3 The Parties will attempt in good faith to resolve any Dispute promptly by negotiation. All negotiations pursuant to this clause will be confidential, and with respect to claims involving litigation or anticipated litigation with third parties, will be subject to the joint defense or common interest privilege and/or other privileges. The negotiations will also be treated as compromise and settlement negotiations pursuant to the full extent of the rules of evidence applicable in any proceeding regarding the Dispute. If the Parties are unable to resolve a Dispute within five business days after a Party receives a request in writing to begin negotiating regarding that Dispute, either Party may give notice requiring arbitration. The arbitration will be conducted according to the provisions of this Article 11.

          11.4 Any Dispute that the Parties have not resolved by negotiation will be settled by an arbitral tribunal in San Francisco, California. The arbitral tribunal will conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as supplemented by
                (A) the AAA optional rules for emergency measures of protection and (B) if the amount of disclosed aggregate value of all claims exceeds $1 million (excluding interest, arbitration fees and costs), the AAA optional procedures for large disputes. The foregoing rules and procedures as in effect (including any amendments throughout the period of the arbitration) will be deemed to be incorporated by reference into this Section 11.4. The arbitral tribunal will be composed of a single arbitrator mutually agreed by the Parties. If the Parties are unable to reach an agreement on the person to appoint as the arbitrator within 30 calendar days after the arbitration is filed, either Party may request the Center for Dispute Resolution appoint the arbitrator. If the arbitrator is unable to serve, his or her replacement will be selected in the same manner provided in this
                Section 11.4.

          11.5 The parties will have the right to enforce any awards determined by the arbitral tribunal by filing suit only in any state or federal court in the state of California and to enter that judgment in any court necessary or appropriate to enforce same. By execution and delivery of this agreement, each of the parties (on behalf of itself and its affiliates) accepts the jurisdiction of those courts and irrevocably agrees to be bound by any action of those courts in connection with this agreement. Each party hereby waives any objection it may have based upon lack of personal jurisdiction, improper venue, or forum non-conveniens.



     ARTICLE 12 MISCELLANEOUS

          12.1 NOTICE. Any notice, consent or communication authorized or required to be given under or for the purposes of this Agreement will be sent by registered airmail, e-mail, or fax to the recipient at the following addresses:


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

                To Bionovo at: 2320 Woolsey St, Suite 100, Berkeley, CA 94705,
                USA

                         Contact: Isaac Cohen
                         Address: 2320 Woolsey St, Suite 100, Berkeley, CA
                                  94705, USA
                         Fax:     +1-510- 843- 7379
                         E-mail:  Isaac@bionovo.com


                To UBC at:

                         Contact: Jeffrey Yang
                         Address: Fl.5-2, No. 167 Fu Hsin North Road,
                                  Taipei 105, Taiwan, R.O.C.
                         Fax:     +886-2-2545-5763
                         E-mail:  jyang@ubc.com.tw


               Any such notice, consent, or communication is deemed to have been received by the addressee: (i) if sent by registered airmail , on the seventh business day after posting and (ii) if sent by e-mail or fax, with confirmation of the reception.



          12.2 ENTIRE AGREEMENT. This Agreement supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. No supplement, modification or discharge of this Agreement is binding unless executed in writing by authorized officers of both parties.

          12.3 NO WAIVER. Any failure or delay by either party in exercising, any right, power or remedy in connection with this Agreement will not be construed as a waiver of that right, power or remedy. The rights, powers, and remedies in connection with this Agreement are cumulative and not exclusive of any other rights, powers, or remedies provided by law or otherwise.

          12.4 SEVERABILITY. The invalidity or unenforceability for any reason of any part of this Agreement will neither prejudice nor affect the validity or



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

                enforceability of any other part of this Agreement.

          12.5 ASSIGNMENT. Except as otherwise provided in this Agreement, during the Term, any content, rights and obligations under this Agreement will not be assigned or transferred in whole or in part by either party without the prior written consent of the other party. Any attempted assignment in contravention of this Agreement will be void and of no effect.

          12.6  COUNTERPARTS.   This   Agreement   will  be   executed   in  two
                counterparts each of which when executed will be an original and together will constitute one and the same instrument.








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



IN WITNESS WHEREOF, Bionovo and UBC have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.


     Signed on behalf of:                 Signed on behalf of:
     BIONOVO INC., U.S.A.                 UNITED BIOTECH CORPORATION




     By:                                  By:
         ---------------------------          -----------------------------
         Isaac Cohen                          C.C. Lee
         Co-Founder and Chief                 Chairman
         Scientific Officer


Date: November 6, 2003                        Date: November 6, 2003




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


                                    EXHIBIT A

                          DESCRIPTION OF THE TECHNOLOGY

The technology is the production procedure for MF101 and BZL101 as indicated in the U.S. FDA- IND and the complete IND package submitted to the US FDA.










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